Exhibit 99.1

For Immediate Release

December 12, 2012

Approach Resources Inc.

Appoints Qingming Yang Chief Operating Officer

Fort Worth, Texas, December 12, 2012 – Approach Resources Inc. (NASDAQ: AREX) today announced the promotion of Dr. Qingming Yang as Chief Operating Officer, effective immediately.

Dr. Yang has been employed with the Company since July 2009 when he joined as Vice President – Exploration. In November 2010, he was promoted to Executive Vice President – Business Development and Geosciences.

Dr. Yang has more than 25 years of domestic and international exploration, technical and operating experience in the oil and gas industry. Dr. Yang earned his bachelor’s of science degree in Petroleum Geology from Chengdu University of Technology in the People’s Republic of China, a master’s degree in Geology from George Washington University in Washington, D.C. and a doctorate degree in Structural Geology from the University of Texas at Dallas.

Management Comment

J. Ross Craft, the Company’s President and Chief Executive Officer, said, “Qingming’s experience in unconventional resource plays is an enormous asset to our team. His leadership of the technical team over the past three and a half years in evaluating and confirming the potential of our Wolfcamp oil shale discovery has been instrumental to our success. Going forward, I am confident Qingming will play an even larger role as we execute our development plans in the Wolfcamp Shale.”

About Approach Resources Inc.

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 148,000 net acres. The Company’s estimated proved reserves as of June 30, 2012, total 83.7 million barrels of oil equivalent, made up of 64% oil and NGLs and 36% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.